                                                                     EXHIBIT 8.2
                              Form of Tax Opinion

                                                                   July __, 2000



AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

AT&T Latin America Corp.
2333 Ponce de Leon Blvd.
Coral Gables, FL 33134

Frantis, Inc.
c/o AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Ladies and Gentlemen:


             We have acted as special counsel to AT&T Corp. ("AT&T"), AT&T Latin America Corp. (formerly known as Kiri, Inc.) ("AT&T Latin America") and Frantis, Inc. ("Frantis") in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 1, 1999, as amended (the "Merger Agreement"), by and among AT&T, AT&T Latin America, Frantis and FirstCom Corporation ("FirstCom"). This opinion is delivered in connection with the Proxy Statement/Prospectus prepared by AT&T Latin America and FirstCom with respect to the Merger (the "Proxy Statement/Prospectus"). The delivery of an opinion in substantially the form hereof, and the reconfirmation of this opinion at the Effective Time, is a condition to the obligations of AT&T, AT&T Latin America and Frantis to consummate the Merger pursuant to Section 5.2(f) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

             In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and the Registration Statement of AT&T Latin America of which it forms a part (the "Registration Statement"), the letters of representation of AT&T Latin America and FirstCom dated _______________ provided to Debevoise & Plimpton and attached hereto (the "Tax Representation Letters"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned upon, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations up to and including the Effective Time. We have assumed that the covenants, statements and representations contained in the Tax Representation Letters will be reconfirmed as of the Effective Time.

             In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement.

             In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion.

             Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for U.S. federal income tax purposes:

                   1. The Merger will qualify as a reorganization pursuant to section 368(a) of the Code.

                   2. Each of AT&T Latin America, Frantis and FirstCom will be a party to such reorganization within the meaning of Section 368(b) of the Code.

             Our opinion is limited to the foregoing U.S. federal income tax consequences of the Merger.

             We are delivering this opinion to you and, without our prior written consent, no other person is entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the Registration Statement and to the use of our name therein under the caption "The Merger--Material U.S. Federal Income Tax Consequences". In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

                                                         Very truly yours,